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                                                                      EXHIBIT 23
                         Independent Auditors' Consent





The Board of Directors
Ciprico Inc.:



We consent to incorporation by reference in the registration statements (No. 2-89276, 2-96358, 33-5746, 33-14466, 33-47840, 33-78116, 33-64999, 33-65001,
333-02931 and 333-02933) on Form S-8 of Ciprico Inc. of our report dated November 6, 1996, relating to the consolidated balance sheets of Ciprico Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-KSB of Ciprico Inc.




                                               /s/ KPMG Peat Marwick LLP



Minneapolis, Minnesota
December 17, 1996